News Release

Exhibit 99.2

ATLANTA, October 2, 2015 - The Board of Directors (“Board”) of Acuity Brands, Inc. (NYSE: AYI; "Company") today declared a quarterly dividend of 13 cents per share.  The dividend is payable on November 2, 2015 to shareholders of record on October 19, 2015.
The Board also approved today an amendment and restatement of the Company's By-Laws to require directors be elected by the affirmative vote of the majority of the votes cast at an annual meeting of stockholders in uncontested elections.
The Company will hold its Annual Meeting of Stockholders at 11:00 a.m. ET on Wednesday, January 6, 2016, in the Ballroom of the Four Seasons Hotel, 75 Fourteenth Street N.E., Atlanta, Georgia.
About Acuity Brands
Acuity Brands, Inc. is a North American market leader and one of the world's leading providers of lighting solutions for both indoor and outdoor applications. With fiscal year 2014 net sales of $2.4 billion, Acuity Brands employs approximately 7,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s lighting solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Peerless®, Gotham®, Mark Architectural Lighting™, Winona® Lighting, Healthcare Lighting®, Hydrel®, American Electric Lighting®, Carandini®, Antique Street Lamps™, Sunoptics®, RELOC® Wiring Solutions, eldoLED® and Acuity Controls™.
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Company Contact:
Dan Smith
Acuity Brands, Inc.
dan.smith@acuitybrands.com
(404) 853-1423